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                                                                   EXHIBIT 10.13



                             [U30 GROUP LETTERHEAD]



As of June 1, 1999



Mr. Andre Richards
Digital Entertainment Network, Inc.
2230 Broadway
Santa Monica, CA 90404


Dear Andre,

This letter provides the basic terms of a contract between U30 Group, LLC ("U30") and Digital Entertainment Network, Inc., ("DEN"), for the start-up phase of a proprietary consumer panel ("Panel") to be created, recruited, managed and maintained by U30 Group exclusively for DEN, beginning June 1, 1999.

RIGHTS

DEN will have exclusive ownership of the Panel and all data associated with it. All work performed by U30 for DEN (and for which DEN has paid U30) and all rights, title and interest thereto, including, without limitation, all copyrights (including all renewals and extensions thereof), trademarks and patents, shall be the sole property of and shall be credited to DEN. To the extent possible or required under the applicable laws, including, without limitation, the U.S. Copyright Act, the results, products and proceeds of any and all services (collectively, "Results and Proceeds") created, produced or worked upon by U30 shall be considered "Works Made For Hire," specially ordered and commissioned by DEN. If such Results and Proceeds are not legally capable of being considered as Works Made For Hire, then, in such event, U30 hereby irrevocably grants, transfers and assigns to DEN in perpetuity all right, title and interest, including, without limitation, copyright, and all extensions and renewals thereof, U30 may have in or to such Results and Proceeds throughout the universe. In the event that under any current or future copyright law of any jurisdiction, any of the rights in or to the Results and Proceeds are subject to a right of termination or reversion, to the extent and as soon as legally permissible, U30 agrees to accord DEN rights of first negotiation for thirty
(30) days and last refusal for fifteen (15) days to match any third-party offer in connection therewith.

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U30 agrees that DEN is the sole owner of all rights, title and interest in all of the Materials provided to U30 by DEN. U30 agrees to immediately deliver all of such Materials and all material created by U30 hereunder to DEN upon completion of U30's services pursuant to this Agreement or upon DEN's earlier request (except that U30 may retain copies for its internal uses). U30 shall execute any documents (after being afforded a reasonable opportunity to review same) and do any other acts as may be reasonably required by DEN or its assignees or licensees to further evidence or effectuate the purposes of this Agreement and DEN's rights as set forth in this Agreement.

Notwithstanding the foregoing, U30 will manage the Panel for DEN on an on-going contract basis and have sole and exclusive ownership of the recruiting and Panel management process and associated recruitment materials, which shall be rights reserved to U30, except to the extent such materials use DEN materials or trademarks. U30 shall also have the right to disclose to third parties that DEN is or has been a client of U30.

RESPONSIBILITIES OF THE PARTIES

The general responsibilities of U30 will be to provide DEN with reliable, as-needed access to a permanent, proprietary Panel of young people who meet the criteria agreed to by DEN and U30, and detailed in Exhibit 1. U30 will accomplish these responsibilities by recruiting, maintaining and managing this Panel, and making these Panel members available exclusively to DEN for programming, advertising, technical, lifestyle and other appropriate research.

The parties intend that the development and management of the DEN Panel will be accomplished in two phases: Phase 1--the start-up phase, and Phase 2--the expansion phase.

PHASE 1

Phase 1 is designed to be a short-term, start-up period that allows DEN to have the benefits of a threshold level Panel in key markets during its launch and gain some experience with Panel, at a low initial investment. The Start-up Phase Panel will be comprised of approximately 120 panelists in four key markets, and will have a duration of no more than five months (through October 31, 1999).

PHASE 2

Phase 2 will be the expansion beyond a start-up to a full-fledged Panel of greater numbers of panelists and/or markets. The ultimate size and market composition of the Panel will be designed and mutually agreed upon by U30 and DEN. The parties agree that all details and planning for the expansion to Phase 2 will be completed during the five month Phase 1 period so that a seamless transition to Phase 2 will be accomplished no later than November 1, 1999. DEN and U30 shall use their



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respective good faith efforts to enter into and complete the expansion (Phase 2)
and the parties intend that the relationship be ongoing.

U30 will perform the following duties and responsibilities:

     - At U30's cost (as part of the Management Fee to be paid by DEN), U30 shall recruit individuals in each designated market, and in total, to meet agreed upon Panel quotas. Select for Panel membership only those individuals who meet the demographic, pyschographic and behavioral criteria to be agreed upon by DEN and U30, and are able to comfortably articulate their opinions and attitudes. Replenish the Panel as required in Phase 2 to maintain agreed upon quotas.

     - At U30's cost (as part of the Management Fee to be paid by DEN), U30 shall provide appropriate incentives to facilitate initial recruitment of Panel members, including incentives to prospective panelists, honorariums to recruiting locations and the cost of creating and placing recruiting advertising, as required.

     - U30 will provide monetary or other incentives to panelists for participation in Panel activities. Funding for these incentives will be billed to DEN according to the schedule and terms detailed under the headings FEES and PAYMENT SCHEDULE below, and shall be payable by DEN in addition to the Management Fee.

     - Create and maintain a detailed computer database that includes personal data, contact information, habits and preferences, and project participation records for each Panel member. The database shall be property of DEN, and DEN shall have unlimited, full-time access to the Database, via a download to a disk (or other electronic medium) upon reasonable request by DEN to U30.

     - Secure parental consent for panelists under 18 to participate in the Panel, DEN approved (photo/video) appearance releases, and confidentiality agreements from all panelists. All such legal documents will be in the form required by DEN and provided to U30. Copies of all legal documents shall be sent to DEN's Business and Legal Affairs Department.

     - Schedule active Panel members to participate in the following panel activities, as well as no more than two annual ad hoc projects to be mutually agreed upon by both parties. For these projects, U30 will recruit and confirm panelists, provide directions, schedules and materials on a per project basis as well as work with DEN to schedule locations/facilities. Since the size and scope of projects can vary



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         dramatically, U30 will work in good faith with DEN to handle reasonable requests beyond this contract on a cost per project basis. U30 is not responsible for any research facility or meeting room rental fees, moderator/facilitator's fees, audio visual rentals, etc., that may be required by DEN for Panel projects. Any request for payment for such expenses shall be submitted to and approved by DEN in advance in accordance with a reasonable approval process acceptable to DEN and U30.

         1. WEEKLY PROGRAMMING FEEDBACK: To obtain continuous feedback on DEN programming, U30 will survey approximately 25% of DEN panelists via email on each of two business days each week (days to be determined by DEN), so that approximately 50% of the Panel will be asked to provide feedback on a weekly basis. To prevent over usage, panelists will be rotated each week so that no panelist participates in this specific activity more than twice per month. These weekly surveys will consist of 5-10 questions, developed by DEN in conjunction with U30. U30 will gather and forward electronically to DEN simple tabulations of the results within a 48-hour period. Reporting of results will be handled by a freelance writer, separately contracted for and compensated by DEN.

         2. BI-WEEKLY PHONE INTERVIEWS/SURVEYS: Every other week, U30 will conduct approximately 5-10 telephone interviews/surveys of no more than 20 minutes duration during business days and evenings. These phone interviews/surveys will be recorded and transcribed by U30 and forwarded electronically to DEN research personnel.

         3. FOCUS GROUPS, IN-PERSON OR ONLINE CHAT SESSIONS: U30 will select and recruit panelists for focus groups and informal chat sessions at the request of DEN. A maximum of two (2) focus groups or chat sessions (with 6-8 panelists) may be requested per month (total of 24 annually). If DEN does not fully utilize each month's quota of focus groups/chat sessions, they may not carry them over from one month to the next.


     - Design and produce a distinctive, DEN-approved, Panel logo for use on all stationery, postcards, business cards, etc., which are used in communications with the Panel. The logo will be owned exclusively by DEN.

     - Travel as required to meet the requirements of recruiting, maintaining and managing the Panel, as well as for meetings, presentations, etc., requested by DEN. Accommodations shall be in the form of coach class



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         airfare and reasonable business class hotel accommodations (comparable to those accommodations listed on Exhibit 2 attached hereto).

     - Assign one and one-half U30 employees to be fully dedicated to DEN Panel business, as well as appropriate management and support staff involvement. U30 and DEN will consult with the other regarding the staffers assigned to the DEN project by U30.


Among the responsibilities of DEN will be to:

     - Provide guidance and input on all aspects of developing the Panel including its composition and use, and feedback to U30 on Panel member participation in projects where U30 is not physically present.

     - Provide U30 with a reasonable amount of time to execute all requests in order for U30 to consistently and successfully meet those requests at a high standard, particularly when U30's services may be required at night, over weekends and holidays.


CONFIDENTIALITY

U30 agrees to maintain the learning from this Panel and all DEN information, except that which is necessary to perform services under this contract and with the permission of DEN, in strict confidence and not to disclose any proprietary information gained in the execution of this contract to anyone outside of U30 and DEN without the prior written consent of DEN.

DEN agrees to maintain in strict confidence U30's proprietary methods and processes, trade secrets, and confidential business information.


FEES AND COSTS

The fees for U30's management of the Panel are comprised of three elements:

1.) MANAGEMENT/RECRUITING COSTS -- those that are associated with recruiting and the day-to-day management of the Panel, including initial Panel recruiting and replenishment, data base development, contact with panelists, recruiting for projects requested by DEN, top line reporting, administration, etc. These costs include all personnel costs, office expenses, initial recruiting incentives to panelists, recruiting location rentals, photography (by U30 personnel), film and processing expenses, and profit.



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MANAGEMENT/RECRUITING FEE:

         PHASE 1                   $100,000.00

         PHASE 2 TBD (based on Panel size, # of markets and level of project activity)

2.) TRAVEL AND OUT OF POCKET COSTS - these costs include reasonable and pre-approved travel expenses for recruiting and replenishing the Panel in designated markets, U30's participation in Panel projects, presentations and meetings with DEN, etc. Travel expenses are limited to coach class air fare and business class hotel accommodations. Out of pocket costs are the reasonable and pre-approved costs of producing or enhancing Panel projects, including video editing, purchasing cameras, photo processing, full color reproduction, materials, express shipping charges, etc. U30 will be responsible for reasonable costs incurred in the regular course of business, including without limitation, photocopies, telephone, facsimile and postage expenses. Both travel and out of pocket costs are strictly pass-through costs, billed at net.

TRAVEL COSTS (ESTIMATE):

         PHASE 1                   $25,000.00

         PHASE 2                   TBD

3.) PANELIST INCENTIVES -- these are the net costs associated with compensating panelists for their participation in Panel projects, and can vary by the number and complexity of such projects.

INCENTIVES (ESTIMATE):

         PHASE 1                   $30,000.00 (ASSUMES $50/MONTH PER
                                   PANELIST)

         PHASE 2                   TBD

PAYMENT SCHEDULE

DEN will pay to U30 an annual Management/Recruiting Fee of $100,000 and Incentive Costs of $30,000 for Phase 1. Actual incentive payments to panelists will be drawn against the Incentive Cost fee, and an accounting will be made to DEN at the end of each six month period. Travel costs and any other Panel related costs incurred by U30 at the request and prior approval of DEN will be billed as they occur. Fees for Phase 2 and beyond are to be determined by November 1, 1999.



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The Phase I Management/Recruiting Fee will be payable as follows: $32,500 in each of four monthly invoices, June 1, July 1, August 1 and September 1. Fees and other charges are due within 30 days of the date of invoice. U30 reserves the right to assess service charges of one-and-one-half percent (1 1/2%) on any amounts outstanding for more than 30 days from the date of invoice.

TERM

The agreements and obligations of this contract are binding on the parties for the Phase I term of five months (June 1, 1999 to October 31, 1999. It is the intention of both parties to continue this relationship into the Phase 2 expansion provided that the parties are not in uncured breach of this Agreement, the parties shall negotiate in good faith and use their best faith efforts to amend this Agreement to reflect the expanded Panel requirements for Phase 2.

MISCELLANEOUS

U30 and DEN agree and recognize that U30 is not and is not to be deemed an employee, agent, joint venturer or partner of DEN, but is an independent contractor, and that DEN is not obligated to make or deduct any payments on U30's behalf, including, without limitation, any withholding or other payroll or related taxes, unemployment, pension or any other employee payment as may be required by the United States or any other country (individually and collectively, "taxes"), from any payments to U30. In the event that any taxes and/or other payments are imposed on DEN directly resulting from payments to U30 pursuant to this Agreement, U30 shall defend, hold harmless and indemnify DEN from any claims, actions, judgments or damages, including, without limitation, attorneys' fees and costs, arising out of or relating to any and all such taxes and payments. U30 shall not have any right or authority to assume or create any obligation or responsibility on behalf of or in DEN's name.

DEN and U30 agree and recognize that DEN is not and is not to be deemed an employee, agent, joint venturer or partner of U30, but is an independent contractor. DEN shall not have any right or authority to assume or create any obligation or responsibility on behalf of or in U30's name.

U30 warrants and represents that U30 is free and available to enter this Agreement and perform the services herein and that permission of no other party is required to perform such services. Except as specifically provided herein, U30 shall be solely responsible for any and all liability, loss or damage related to U30's rendition of services and the Results and Proceeds thereof. U30 shall indemnify, defend, save and hold harmless DEN and any of its subsidiaries or affiliates, and their respective officers, directors, shareholders, agents, employees, representatives, heirs, successors and assigns, from any and all actions, claims, losses, damages and other costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising out of or relating to intentional wrongdoing or gross negligence by U30 in connection with U30's services and the Results and Proceeds, except with



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regard to Materials supplied by DEN, and/or any material breach of U30's warranties, representations or agreements herein. The representations, warranties and indemnity obligations set forth in this Agreement shall survive the expiration or termination of this Agreement.

Excepting any matters which are subject to indemnification by U3O as set forth above, or arising out of U30's gross negligent acts or omissions, DEN agrees to indemnify and hold U30 harmless from any and all actions, claims, losses, damages and other costs and expenses, including, without limitation, reasonable attorneys' fees and costs arising out of DEN's production, distribution or other exploitation of the Property.

Notwithstanding anything to the contrary contained in this Agreement, DEN shall not be obligated to develop, produce, manufacture, publish, license, sell, distribute, advertise, exploit or otherwise make use of the Results and Proceeds created or worked upon by U30 or to accord credit of any kind to U30. DEN may only terminate this Agreement if U30 is in material breach of this Agreement which is uncured within seven (7) days following written notice from DEN to U30 specifying the alleged, material defaults.

U30 expressly understands and agrees that in the event it is ultimately determined by a court of law that DEN has a committed a material breach of this Agreement, the damage, if any, caused thereby would not be irreparable or otherwise sufficient to entitle U30 to injunctive or other equitable relief. U30 hereby acknowledges that U3O's rights and remedies in any such event shall be strictly limited to the right, if any, to recover money damages in an action at law, and U30 shall not have either the right to rescind this Agreement or any of DEN's rights hereunder or the right to enjoin any use by DEN of the Property, the Results and Proceeds, the exploitation of any theatrical motion picture or television program or series, any ancillary or subsidiary rights thereto or any other use or exploitation in any media now known or hereafter devised in any language throughout the universe. U30 confirms that U30's services are of a special, unique, unusual, extraordinary, intellectual or artistic nature which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated by monetary damages, so that if U30 refuses or fails to render the services in accordance with this Agreement, DEN shall be entitled to seek and obtain an injunction and any other available relief at law or equity,

This Agreement, and its validity, construction and effect, shall be governed by and enforced in accordance with the internal laws of the State of California (without reference to the conflicts of laws provisions thereof), and U30 agrees to the jurisdiction of the courts therein. This Agreement and its performance shall be binding on the parties hereto, their heirs, administrators, successors and assigns. This Agreement shall not be assigned by U30 or modified except by mutual written agreement between U30 and DEN. DEN may freely assign this Agreement in whole or in part but DEN shall remain responsible for all payment obligations to U30.



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This Agreement contains the entire agreement between U30 and DEN relating to
U30's performance of services herein and shall supersede any and all other agreements whether written or oral. The parties may execute addenda to this agreement that set forth any additional specific terms of agreement as required over the course of the contract, consistent with the terms of this letter. The parties agree to be bound by the terms of this letter and agree to work in good faith towards execution of any addenda detailing additional necessary terms.

Other services, special requests, unanticipated projects, etc., not specified in this contract will be considered outside the scope of the contract, unless agreed to in writing by both parties, and will be billed on a case-by-case basis.

Please indicate your acceptance of the terms outlined herein by signing and returning the enclosed copy of this letter. We are pleased to be involved with DEN on this project and look forward to working with you in the years to come.



Sincerely yours,                             Approved and accepted for Digital
                                             Entertainment Network, Inc.:


U30 Group

By: /s/ [Illegible Signature]                By: /s/ H. JAMES RITTS III
   --------------------------------             --------------------------------

Title: CO-FOUNDER                            Its: Chief Executive Officer
      -----------------------------             -------------------------------



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EXHIBIT 1

PHASE 1 PANEL COMPOSITION, DEFINITIONS and CRITERIA

Size:                   120 panelists (approx. 30 in each of four markets)

Markets:                Los Angeles, New York, Detroit, Austin (TX)

Gender:                 Approx. 60% males and 40% females

Age:                    15-22*
                        *Approximately 25% - Age 15-16
                                 50% - Age 17-19
                                 25% - Age 20-22


Technology usage:       Regular access to PC at home and/or work

                        On line 3X or more/week
                        On line 4 or more hours/week
                                --Some % (TBD) on line 10 or more
                                hours/week

                        Ideally two-thirds of panelists will be using high-speed modems (56.6K or above) and large band width (T1, T3, ISDN), and one-third of panelists will be using modems of 28.8K. However, the ultimate composition of the panel as defined by modem speed and band width will be determined by actual in the field recruiting experience and agreed to by both parties.


General Attitudes:      Interested, responsive, enthusiastic, willing to be a
                        reporter

                        Able to communicate thoughtfully and intelligently in verbal as well as written form


PHASE 2 PANEL COMPOSITION, DEFINITIONS AND CRITERIA TBD



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EXHIBIT 2

Hilton Hotels

Marriott Hotels

Sheraton Hotels

Embassy Suites

Westin Hotels

Hyatt Hotels

Radisson Hotels

and other comparably priced and equipped accommodations



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